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                                                             EXHIBIT 99.1


                                          CONTACT:      Phyllis Goodman (media)
                                                  Majorie Goldstein (investors)
                                                                   505-821-3355


           SUN HEALTHCARE GROUP AND RETIREMENT CARE ASSOCIATES

                         AMEND MERGER AGREEMENT


Albuquerque, N.M., and Atlanta, Ga., Nov. 26, 1997 - Sun Healthcare Group, Inc. (NYSE:SHG) and Retirement Care Associates, Inc. (NYSE:RCA) announced today that they have amended the terms of their merger agreement. The principal effect of the amendment is to adjust the exchange ratio. The ratio will now be calculated based on a fixed value of $10 for each outstanding share of RCA common stock, subject to a 10 percent collar, centered on a $22 share price for Sun common stock. Accordingly, the number of shares of Sun common stock that will be issued for each share of RCA common stock is changed from O.520 to between 0.413 and 0.505, depending upon the average closing price of Sun's common stock during the period specified in the agreement. The amendment also modifies some of the conditions to provide greater certainty of closing of the transaction. The boards of directors of Sun and of RCA have each approved the merger agreement amendment.

     Sun also announced that it has reached an agreement in principle to settle the pending class actions against RCA and its management for $9.0 million. The settlement is contingent on closing of the merger transaction.

     Sun originally entered into separate merger agreements with RCA and Contour Medical, Inc. (Nasdaq SmallCap: CTMI) on Feb. 17, 1997. The parties amended the terms of the RCA agreement on May 27, 1997, and both the RCA and the Contour agreements on Aug. 21, 1997.

     RCA owns approximately 65 percent of the outstanding shares of Contour. There have been no changes in the financial terms of the Contour merger agreement, which provides for the payment of cash and/or stock consideration with a value of $8.50 for each share of Contour common stock. Sun's merger agreement with Contour has been amended primarily to match the RCA amendment in extending the date after which either party may freely

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terminate the agreement from Nov. 30, 1997 (or, under certain circumstances,
Dec. 31, 1997) to March 31, 1998. The parties contemplate closing both transactions in the first quarter of 1998.

     Closing of the transactions is subject to the satisfaction of customary conditions. The RCA acquisition is intended to be accounted for as a pooling of interests. The Contour acquisition is intended to be accounted for as a purchase.

     Headquartered in Albuquerque, N.M., Sun Healthcare Group, Inc., is a diversified international long-term care provider. Sun companies operate long-term care facilities and pharmacy services across the United States, and in the United Kingdom, Australia and Spain. Sun subsidiaries also provide therapy services in the United States, fulfill the medical supply needs of nursing homes, and offer a comprehensive array of ancillary services for the healthcare industry.

     Atlanta, Ga.-based Retirement Care Associates, Inc. operates long-term care, independent and assisted living facilities located primarily in the southeastern United States. Contour Medical, Inc. is a national provider of medical supplies for the long-term care industry.

     Except for historical information, all other matters in this press release are forward-looking statements that involve risks and uncertainties as detailed from time to time in the company's SEC filings, including Sun's annual report on form 10-K for the fiscal year ended Dec. 31, 1996.

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